Exhibit 3(ii)

Text of the Amendments to the By-laws of Honeywell International Inc.

The text of the amendment to Article II, Section 3 of the By-laws of the Corporation reads as follows:

SECTION 3. Special Meetings. Special meetings of stockholders, unless otherwise provided by law, may be called at any time by the Board pursuant to a resolution adopted by a majority of the then authorized number of directors (as determined in accordance with Section 2 of Article III of these By-laws), or by the Chief Executive Officer or shall be called by the Secretary upon the written request (a “Special Meeting Request”) of holders Owning (as defined below in this Section 3) not less than 15% of the outstanding shares of the Corporation’s Common Stock as of the date of such request (also referred to as the Requisite Percent as defined in Article EIGHTH of the Corporation’s Certificate of Incorporation, as amended) filed with the Secretary of the Corporation in accordance with the requirements of this Section 3.

As used in this Section 3 of Article II and Section 4 of Article III of these By-laws, the terms “Owns,” “Owned,” and “Owning” and other variations of the word “Own” shall mean only those outstanding shares of Common Stock of the Corporation as to which a stockholder possesses both;

(i) the full voting and investment rights pertaining to the shares and

(ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares:

(A)	sold by such stockholder or any control person in any transaction that has not been settled or closed, including any short sale,

(B)	borrowed by such stockholder or any control person for any purposes or purchased by such stockholder or any control person pursuant to an agreement to resell, or

(C)	subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its control persons, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of:

(1)	reducing in any manner, to any extent or at any time in the future, such stockholder’s or any of its control persons’ full right to vote or direct the voting of any such shares, and/or

(2)	hedging, offsetting, or altering to any degree gain or loss arising from the full economic interest in such shares by such stockholder or control person.

A stockholder “Owns” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s Ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the stockholder. A stockholder’s Ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares provided that the stockholder has the power to recall such loaned shares on five business days’ notice and has recalled such loaned shares as of the applicable request or notice, as the case may be, and through the date of the special meeting or the annual meeting, as the case may be. Whether outstanding shares of the Corporation are “Owned” for these purposes shall be determined by the Board.

A Special Meeting Request must specify the matter or matters to be acted upon at such meeting, each of which must be a proper subject for stockholder action under applicable law. The requesting stockholders must also provide a brief description of the business desired to be brought before the meeting (including the complete text of any resolution and any amendment to any Corporation document intended to be presented at the meeting), the reasons for conducting such business at a special meeting of stockholders, any other information which may be required pursuant to these By-laws or which may be required to be disclosed under the Delaware General Corporation Law or included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission, and, as to the stockholders requesting the meeting and the beneficial owners on whose behalf the meeting is being requested, (i) their name and address, as they appear on the Corporation’s books, (ii) the class and number of shares of the Corporation which are owned beneficially or of record as of the date of such Special Meeting Request, together with documentary evidence of such ownership, (iii) any material interest in the business to be brought before the meeting, (iv) a description of all agreements or other arrangements or understandings between each such stockholder, any nominee (if such business is the election of one or more nominees of such stockholders) and/or beneficial owner or any of their respective affiliates or associates, and any other person or persons (including the names of such person(s)) in connection with such business, including any swap or other derivative or short positions, profits interests, options, hedging transactions or borrowed or loaned shares, the effect of any of which is to mitigate loss to or manage risk of stock price changes (increases or decreases) for, or to increase or decrease the voting power of, such stockholder, nominee or beneficial owner or any of their respective affiliates or associates with respect to the shares of the Corporation, (v) an undertaking by the stockholder to notify the Corporation in writing of any change in the information called for by clauses (ii), (iii) and (iv) as of the record date for such special meeting, by notice received by the Secretary at the principal executive offices of the Corporation not later than the 10th day following such record date, and thereafter by notice so given and received within two business days of any change in such information and, in any event, as of the close of business on the day preceding the meeting date, and (vi) an acknowledgement that any reduction in Ownership below the Requisite Percent (i.e., 15% of the outstanding shares of the Corporation’s Common Stock as of the date of the Special Meeting Request) following the delivery of the Special Meeting Request to the Secretary shall constitute a revocation of such Special Meeting Request.

Upon the written request of any stockholders who have called a special meeting, it shall be the duty of the Secretary of the Corporation to fix the date of the meeting which shall be held at such date and time as the Secretary may fix, not less than 10 nor more than 60 days after the receipt of the request (provided that such request complies with all applicable provisions of these By-laws), and to give due notice thereof in accordance with the applicable provisions of these By-laws. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if (i) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) the Special Meeting Request is delivered during the period commencing 90 days prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting and ending on the earlier of (x) the date of the next annual meeting and (y) 30 calendar days after the first anniversary of the date of the immediately preceding annual meeting, (iii) an identical or substantially similar item (as determined in good faith by the Board, a “Similar Item”), other than the election of directors, was presented at a meeting of the stockholders held not more than 12 months before the Special Meeting Request is delivered, (iv) a Similar Item was presented at a meeting of the stockholders held not more than 90 days before the Special Meeting Request is delivered (and, for purposes of this clause (iv), the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors) or (v) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a stockholder meeting that has been called by the time the Special Meeting Request is delivered but not yet held. Only matters as are stated in the notice of a special meeting of stockholders shall be brought before and acted upon thereat; provided that nothing herein shall prohibit the Board from submitting matters to the stockholders at any special meeting called by the stockholders.

The text of the amendment to Article III, Section 4 of the By-laws of the Corporation reads as follows:

SECTION 4. Proxy Access for Director Nominations.

(a) The Corporation shall include in its proxy statement and on its form of proxy for an annual meeting of stockholders the name of, and the Required Information (as defined below) relating to, any nominee for election or reelection to the Board who satisfies the eligibility requirements in this Section 4 (a) (a “Stockholder Nominee”) and who is identified in a notice that complies with Section 4(f) and that is timely delivered pursuant to Section 4(g) (the “Stockholder Notice”) by one or more stockholders acting on behalf of up to twenty stockholders who:

(i) elect at the time of delivering the Stockholder Notice to have such Stockholder Nominee included in the Corporation’s proxy materials,

(ii) as of the date of the Stockholder Notice, Own and have Owned (as defined above in Section 3 of Article II) a number of shares that represents at least 3% of the outstanding shares of the Corporation entitled to vote in the election of directors (the “Required Shares”) and have Owned (as defined above in Section 3 of Article II) continuously the Required Shares (as adjusted for any stock splits, stock dividends, or similar events) for at least three years, and

(iii) satisfy the additional requirements in these By-laws (such stockholder or stockholders collectively, an “Eligible Stockholder”).

(b) For purposes of satisfying the Ownership requirement under Section 4(a):

(i) the outstanding shares of the Corporation Owned by one or more stockholders may be aggregated, provided that the number of stockholders and other beneficial owners whose ownership of shares is aggregated for such purpose shall not exceed twenty, and

(ii) two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer, or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall, in each case, be treated as one stockholder.

(c) No stockholder may be a member of more than one group of stockholders constituting an Eligible Stockholder under this Section 4.

(d) For purposes of this Section 4, the “Required Information” that the Corporation will include in its proxy statement is:

(i) the information concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder; and

(ii) if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder, not to exceed 500 words, in support of its Stockholder Nominee, which must be provided at the same time as the Stockholder Notice for inclusion in the Corporation’s proxy statement for the annual meeting (the “Statement”).

Notwithstanding anything to the contrary contained in this Section 4, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 4 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Stockholder or Stockholder Nominee.

(e) The Stockholder Notice shall set forth the information required under Section 3(a)(ii)(a) and (c) of these By-laws and in addition shall set forth:

(i) the written consent of each Stockholder Nominee to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected;

(ii) a copy of the Schedule 14N that has been or concurrently is filed with the Securities and Exchange Commission under Exchange Act Rule 14a-18; and

(iii) the written agreement of the Eligible Stockholder (or in the case of a group, each stockholder whose shares are aggregated for purposes of constituting an Eligible Stockholder) addressed to the Corporation, setting forth the following additional agreements, representations, and warranties:

(A) setting forth and certifying to the number of shares of the Corporation it Owns and has Owned as defined above in Section 3 of Article II) continuously for at least three years as of the date of the Stockholder Notice and agreeing to continue to Own such shares through the date of the annual meeting, which statement shall also be included in the written statements set forth in Item 4 of the Schedule 14N filed by the Eligible Stockholder with the Securities and Exchange Commission;

(B) the Eligible Stockholder’s agreement to provide (1) the information required under Section 3(a)(ii)(c) and (2) written statements from the record holder and intermediaries as required under Section 4(g) verifying the Eligible Stockholder’s continuous Ownership of the Required Shares through and as of the business day immediately preceding the date of the annual meeting;

(C) the Eligible Stockholder’s representation and agreement that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder under this Section 4);

(1) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent,

(2) has not nominated and will not nominate for election to the Board at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 4,

(3) has not engaged and will not engage in a, and has not been and will not be a “participant” (as defined in Item 4 of the Exchange Act Schedule 14A) in another person’s, “solicitation” within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee or a nominee of the Board,

(4) will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation; and

(D) the Eligible Stockholder’s agreement to:

(1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation,

(2) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 4, provided, however that, upon the election to the Board of its Stockholder Nominee, the indemnification by the Eligible Stockholder under this Section 4(e)(iii)(D) shall no longer apply,

(3) comply with all other laws, rules, regulations and listing standards applicable to any solicitation in connection with the annual meeting,

(4) file all materials described below in Section 4(g)(iii) with the Securities and Exchange Commission, regardless of whether any such filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for such materials under Exchange Act Regulation 14A,

(5) provide to the Corporation prior to the annual meeting such additional information as necessary or reasonably requested by the Corporation, and

(6) promptly disclose to the Corporation if the Eligible Stockholder does not intend to continue to Own the Required Shares for at least one year following the annual meeting; and

(iv) in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including any withdrawal of the nomination.

(f) To be timely under this Section 4, the Stockholder Notice must be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date the definitive proxy statement was first released to stockholders in connection with the preceding year’s annual meeting of stockholders; provided, however that in the event the date of the current year meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to the current year meeting or the 10th day following the day on which public announcement of the date of the current year meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period (or extend any time period) for the giving of the Stockholder Notice as described above.

(g) An Eligible Stockholder (or in the case of a group, each stockholder whose shares are aggregated for purposes of constituting an Eligible Stockholder) must:

(i) within five business days after the date of the Stockholder Notice, provide one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, verifying that the Eligible Stockholder Owns, and has Owned continuously for the preceding three years, the Required Shares,

(ii) include in the written statements provided pursuant to Item 4 of Schedule 14N filed with the Securities and Exchange Commission a statement certifying that it Owns and continuously has Owned, as defined in Section 4(c), the Required Shares for at least three years,

(iii) file with the Securities and Exchange Commission any solicitation or other communication relating to the current year annual meeting of stockholders, one or more of the Corporation’s directors or director nominees or any Stockholder Nominee, regardless of whether any such filing is required under Exchange Act Regulation 14A or whether any exemption from filing is available for such solicitation or other communication under Exchange Act Regulation 14A, and

(iv) as to any group of funds whose shares are aggregated for purposes of constituting an Eligible Stockholder, within five business days after the date of the Stockholder Notice, provide documentation reasonably satisfactory to the Corporation that demonstrates that the funds satisfy Section 4(b)(ii).

(h) Within the time period specified in Section 4(f) for delivery of the Stockholder Notice, a Stockholder Nominee must deliver to the Secretary of the Corporation the questionnaire, representation and agreement set forth in Section 5 below. At the request of the Corporation, the Stockholder Nominee must promptly, but in any event within five business days of such request, submit any additional completed and signed questionnaires required of the Corporation’s directors and provide to the Corporation such other information as it may reasonably request. The Corporation may request such additional information as necessary to permit the Board to determine if each Stockholder Nominee is independent under the listing standards of the principal U.S. exchange upon which the shares of the Corporation are listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors.

(i) Notwithstanding anything to the contrary contained in this Section 4, the Corporation may omit from its proxy statement any Stockholder Nominee, and such nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(i) the Secretary of the Corporation receives notice that a stockholder intends to nominate a person for election to the Board which stockholder does not elect to have its nominee(s) included in the Corporation’s proxy materials pursuant to this Section 4,

(ii) the Eligible Stockholder or Stockholder Nominee breaches any of its respective agreements, representations, or warranties set forth in the Stockholder Notice, or if any of the information in the Stockholder Notice (or otherwise submitted pursuant to this Section 4) was not, when provided, true, correct and complete or the requirements of this Section 4 have otherwise not been met,

(iii) the Stockholder Nominee (A) is not independent under the listing standards of the principal U.S. exchange upon which the shares of the Corporation are listed, any applicable rules of the Securities and Exchange Commission, and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors, (B) does not qualify as independent under the audit committee independence requirements set forth in the rules of the principal U.S. exchange on which shares of the Corporation are listed, as a “non-employee director” under Exchange Act Rule 16b-3, or as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), (C) is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (D) is an officer, director or general partner of any legal entity where a fellow officer, director or general partner of such legal entity is an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (E) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past ten years, or (F) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, or

(iv) the election of the Stockholder Nominee to the Board would cause the Corporation to be in violation of the Certificate of Incorporation, these By-laws, or any applicable state or federal law, rule, regulation or listing standard.

(j) The maximum number of Stockholder Nominees appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders (including any Stockholder Nominee whose name was submitted for inclusion in the Corporation’s proxy materials for such annual meeting but who is nominated by the Board as a Board nominee for such annual meeting), together with

(i) any nominees who were previously elected to the Board as (A) Stockholder Nominees pursuant to this Section 4 (including any Stockholder Nominee whose name was submitted for inclusion in the Corporation’s proxy materials for such prior annual meeting but who was nominated by the Board as a Board nominee for such prior annual meeting) or (B) otherwise as a nominee of any stockholder, in either case at any of the preceding two annual meetings and who are re-nominated for election at such annual meeting by the Board and

(ii) any Stockholder Nominee who was qualified for inclusion in the Corporation’s proxy materials for such annual meeting but whose nomination is subsequently withdrawn,

shall not exceed the greater of (x) two or (y) 20% of the number of directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Section 4 with respect to such annual meeting, or if such amount is not a whole number, the closest whole number below 20% ; provided that if there is a vacancy on the Board and the number of directors is decreased prior to such annual meeting, then the 20% of the number of directors shall be calculated based on the number of directors in office as of the date of such decrease in the number of directors. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 4 exceeds this maximum number, each Eligible Stockholder will select one Stockholder Nominee for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the number (largest to smallest) of shares of the Corporation each Eligible Stockholder disclosed as Owned in its respective Stockholder Notice submitted to the Corporation. If the maximum number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached.

(k) Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least 25% of the votes cast in favor of the Stockholder Nominee’s election, will be ineligible to be a Stockholder Nominee pursuant to this Section 4 for the next two annual meetings.

The text of the amendment to Article V, Section 3 of the By-laws of the Corporation reads as follows:

SECTION 3. Removal. Any officer or agent may be removed, either with or without cause, at any time, by the Board or, in the case of any officer or agent other than the Chief Executive Officer and the Chief Financial Officer, by the Management Development and Compensation Committee

at any meeting, provided, however, such removal shall have been referred to in the notice of such meeting if such meeting constitutes a special meeting; provided, further, that the Chief Executive Officer may remove any agent appointed by the Chief Executive Officer.

The text of the amendment to Article III, Section 9 of the By-laws of the Corporation reads as follows:

SECTION 9. Notice of Meetings. Notice of each special meeting of the Board (and of each regular meeting for which notice shall be required), stating the time, place and purposes thereof, shall be mailed to each director, addressed to him or her at his or her residence or usual place of business, or shall be sent to him or her electronic transmission so addressed, or shall be given personally or by telephone, on 24 hours notice or such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.